Exhibit 99.1

Seattle Genetics Reports Fourth Quarter 2007 Financial Results and

Provides 2008 Financial Outlook

— Conference call today at 5:00 p.m. ET —

Bothell, WA — February 7, 2008 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2007 and provided its 2008 financial outlook.

“We made outstanding progress in 2007, including entering into an SGN-40 product collaboration with Genentech, reporting complete remissions with SGN-33 in AML and reporting objective responses with SGN-35 in Hodgkin lymphoma,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We now have three product candidates in clinical development with demonstrated therapeutic potential, a robust preclinical pipeline and proprietary antibody-drug conjugate (ADC) technology to empower antibodies. With the proceeds from our recent financing, we are well-positioned to continue executing on our aggressive development plans to bring these programs towards regulatory approval and commercial launch.”

Recent Highlights

SGN-40

•

Seattle Genetics and Genentech initiated three phase Ib-IIb clinical trials in the fourth quarter of 2007 and first quarter of 2008 to evaluate SGN-40 in combination with standard treatment regimens for multiple myeloma and non-Hodgkin lymphoma.

•	Seattle Genetics received a total of $20 million in milestones from Genentech as a result of these clinical trial initiations.

SGN-33

•

In a phase Ia clinical trial, objective responses were achieved in seven out of 17 patients with acute myeloid leukemia (AML), including four complete remissions, at well-tolerated doses. The data were reported during an oral presentation at the American Society of Hematology annual meeting in December 2007.

•	In the fourth quarter, the company initiated a randomized phase IIb trial of SGN-33 plus low-dose cytarabine or placebo in AML that will enroll approximately 210 patients and assess overall survival.

•	Based on the encouraging phase Ia data, a phase Ib study is enrolling 50 additional AML and MDS patients to further define the single-agent activity of SGN-33.

SGN-35

•

Preliminary data were reported in November 2007 from a phase I dose-escalation clinical trial showing that, of the first 23 patients treated, four achieved partial responses and more than 75 percent of patients had reductions in tumor volume at well-tolerated doses.

•	The phase I trial is ongoing and the company plans to report further data, including additional objective responses, during the first half of 2008.

SGN-70

•	The company is developing SGN-70 for the treatment of autoimmune disease, and plans to initiate clinical trials during 2008.

Financial

•	In January 2008, Seattle Genetics completed a public offering of 11,500,000 shares of common stock, resulting in net proceeds to the company of $97.5 million.

•	The company was cash flow positive from operating activities during 2007, including over $95 million generated through licensing and collaboration activities.

Financial Results

Revenues in the fourth quarter of 2007 were $7.8 million, up from $2.6 million in the fourth quarter of 2006. For the year ended December 31, 2007, revenues were $22.4 million, up from $10.0 million for the year ended December 31, 2006. Revenues increased substantially in 2007 compared to 2006 reflecting amounts earned under the company’s SGN-40 collaboration with Genentech established in January 2007.

Total operating expenses for the fourth quarter of 2007 were $24.4 million, compared to $13.8 million for the fourth quarter of 2006. For the year 2007, total operating expenses were $78.1 million, compared to $50.2 million in the year 2006. The planned increases in 2007 were primarily driven by clinical development expenses for SGN-40, SGN-33 and SGN-35, manufacturing costs for SGN-33 and SGN-70, and higher employee costs, principally related to growth in the company’s clinical and development staff. SGN-40 development costs incurred by Seattle Genetics are included in research and development expense, but are reimbursed by Genentech under the collaboration. Non-cash share-based compensation expense for the year 2007 was $7.9 million, compared to $4.7 million in 2006.

Net loss for the fourth quarter of 2007 was $14.9 million, or $0.22 per share, compared to $10.0 million, or $0.20 per share, for the same period in 2006. For the year ended December 31, 2007, net loss was $48.9 million, or $0.80 per share, compared to $36.0 million, or $0.74 per share, for the year ended December 31, 2006.

As of December 31, 2007, Seattle Genetics had $129.6 million in cash and investments, compared to $124.2 million as of September 30, 2007. The increase in cash and investments during the fourth quarter of 2007 reflects milestone payments totaling $16 million received upon the initiation of two clinical trials for SGN-40. Cash and investments as of December 31, 2007 do not reflect net proceeds of $97.5 million from the company’s public offering of common stock that was completed in January 2008.

2008 Financial Outlook

Seattle Genetics anticipates 2008 revenues will be in the range of $27 million to $30 million. These revenues are generated from fees, milestones and reimbursements earned through the company’s SGN-40 and ADC collaborations.

Total operating expenses are expected to be in the range of $95 million to $110 million for 2008. Operating expenses will be primarily directed towards clinical trials of SGN-40, SGN-33 and SGN-35 and manufacturing costs for SGN-33 and SGN-35. SGN-40 development expenses are reimbursed by Genentech under the companies’ collaboration agreement. Included in expected operating expenses are non-cash amounts ranging from $12 million to $15 million, primarily attributable to share-based compensation expense.

The company expects that its net cash used in operating activities will range from $55 million to $65 million for 2008 and that it will end 2008 with more than $160 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 219-6110 (domestic) or (303) 262-2130. A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000, using passcode 11107375. The telephone replay will be available until 5:00 p.m. PT on February 9, 2008.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company has a worldwide collaboration with Genentech to develop and commercialize SGN-40. Seattle Genetics also has two other lead clinical product candidates in ongoing clinical trials: SGN-33 and SGN-35. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for its 2008 financial outlook, initiation of future clinical trials, receipt of revenue through collaborations, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, failure to achieve milestones under our collaborations and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended December 31		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues	$7,836	$2,583	$22,420	$10,005
Expenses
Research and development	20,109	11,081	64,828	40,136
General and administrative	4,306	2,746	13,237	10,074

Total operating expenses	24,415	13,827	78,065	50,210

Loss from operations	(16,579)	(11,244)	(55,645)	(40,205)
Investment income, net	1,638	1,224	6,713	4,190

Net loss	$(14,941)	$(10,020)	$(48,932)	$(36,015)

Basic and diluted net loss per share	$(0.22)	$(0.20)	$(0.80)	$(0.74)

Weighted-average shares used in computing basic and diluted net loss per share	67,420	51,026	61,293	48,659

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,
	2007	2006
Assets
Current assets
Cash, cash equivalents and short-term investments	$111,361	$82,587
Other current assets	7,990	2,842

Total current assets	119,351	85,429
Property and equipment, net	10,294	7,794
Long-term investments	18,223	3,986
Other non-current assets	662	486

Total assets	$148,530	$97,695

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$10,475	$5,389
Deferred revenue	18,873	3,160

Total current liabilities	29,348	8,549

Deferred rent, net of current portion	410	513
Deferred revenue, net of current portion	64,786	399

Total long-term liabilities	65,196	912

Stockholders’ equity	53,986	88,234

Total liabilities and stockholders’ equity	$148,530	$97,695